Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

November 19, 2015 and the Prospectus dated August 31, 2015

Registration No. 333-206678

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.

Guarantor:	AmeriCredit Financial Services, Inc.

Trade Date:	November 19, 2015

Settlement Date:	November 24, 2015 (T+3)

Form of Offering:	SEC Registered (Registration No. 333-206678)
Terms applicable to 3.700% Senior Notes due 2020

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	November 24, 2020

Public Offering Price:	99.928%, plus accrued and unpaid interest, if any, from November 24, 2015

Benchmark Treasury:	1.375% due October 31, 2020

Benchmark Treasury Yield:	1.666%

Spread to Benchmark Treasury:	T+205 bps

Coupon:	3.700%

Yield to Maturity:	3.716%

Interest Payment Dates:	May 24 and November 24, commencing on May 24, 2016

Day Count Convention:	30 / 360

Optional Redemption:

Make-whole call at T+35 bps prior to October 24, 2020 (the date that is one month prior to the final maturity date)

Par Call on or after October 24, 2020 (the date that is one month prior to the final maturity date)

CUSIP / ISIN:	37045X BD7 / US37045XBD75

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. RBC Capital Markets, LLC

Co-Managers:	Commerzbank Aktiengesellschaft Lloyds Securities Inc. Lebenthal & Co., LLC Mischler Financial Group, Inc.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (888) 603-5847, email: barclaysprospectus@broadridge.com; BNP Paribas Securities Corp., Attention: Syndicate Desk, 787 Seventh Avenue, New York, NY 10019, telephone: (800) 854-5674, email: nyk_elo@us.bnpparibas.com; Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013 Attention: General Counsel, telephone: (800) 831-9146, facsimile number: (646) 291-1469; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, 2nd Floor, New York, NY 10010, telephone: (800) 221-1037, email: newyork.prospectus@creditsuisse.com; Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, telephone: (800) 503-4611, email: prospectus.CPDG@db.com; RBC Capital Markets, LLC, Attention: Debt Capital Markets; telephone: (866) 375-6829, email: rbcnyfixedincomeprospectus@rbccm.com.

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